Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on this 30th day of March, 2023 (the “Effective Date”), by and between MASTEC, INC., a Florida corporation (the “Company”), and PAUL DIMARCO (“Employee”).
Recitals
The Company desires to employ Employee and Employee desires to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.
ACCORDINGLY, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Company and Employee (each, a “Party” and together, the “Parties”) agree as follows:
Terms
1. Employment. The Company employs Employee and Employee desires to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.
2. Term. The term of Employee’s employment under this Agreement will commence on the Effective Date and shall continue until terminated in accordance with this Agreement (“Term”).
3. Duties.
a. Position. During the Term, Employee will serve as Executive Vice President and Chief Financial Officer of the Company. Subject to the direction of the Chief Executive Officer of the Company (“CEO”), Employee will perform all duties commensurate with his position and such other tasks as may be assigned to him by the CEO or the Board of Directors of the Company (the “Board”). If requested by the Company, Employee will serve as an officer or director of any subsidiary of the Company, without additional compensation; provided, however, that if Employee is asked to serve as a director of any subsidiary of the Company, Employee may refuse to accept, or resign from, such appointment without causing a breach of this Agreement by Employee. If asked to serve as an officer or director of a subsidiary of the Company, Employee will be provided those officer and director indemnifications provided to other officers and directors of the Company and any such subsidiary.
b. Full Time and Attention. During the Term, Employee will devote his full business time and energies to the business and affairs of the Company and its subsidiaries and will use his best efforts, skills and abilities solely to promote the interests of the Company and its subsidiaries and to diligently and competently perform his duties, all in a manner in compliance with all applicable laws and regulations and in accordance with applicable policies and procedures adopted or amended from time to time by the Company, including, without limitation, the Employee Handbook and MasTec’s Code of Business Conduct and Ethics, copies of which Employee acknowledges having received. Notwithstanding the foregoing, Employee may serve as a director on up to two, and not more than two, boards of directors of other companies, so long as such service does not create an actual or apparent conflict with the Company’s interest and does not interfere with Employee’s performance of Employee’s duties to the Company. Employee’s primary place of employment shall be at the Company’s primary place of business in Miami-Dade County, Florida; however, Employee agrees and acknowledges that a material part of the time devoted to his duties and position hereunder will require that Employee travel on behalf of the Company.
4. Compensation and Benefits.
a. Base Salary. During the Term, Employee will be paid, as compensation for services rendered pursuant to this Agreement and Employee’s observance and performance of all of the provisions of this Agreement, the amount of Five Hundred Thousand Dollars ($500,000.00) per annum (the “Base Salary”). The Base Salary will be payable in period installments in accordance with the normal payroll procedures of the Company as in effect from time to time. The Board or the Compensation Committee of the Board may, in its sole discretion, elect to increase the Base Salary.
b. Benefits. During the Term, Employee will be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such life, health, medical, accident, dental and disability insurance and such other benefit plans as the Company may make generally available to, or have in effect for, other employees of the Company at the same general level as Employee. The Company retains the right to terminate or amend any such plans from time to time in its sole discretion. During the Term, Employee shall also be reimbursed for Employee’s dues at a country club of the Employee’s choosing, and the Company shall provide Employee with a non-accountable automobile allowance of Two Thousand Dollars ($2,000.00) per month or Employee shall be entitled to the use of a Company automobile, in lieu of receiving such non-accountable automobile allowance.
c. Performance Bonus. Employee shall be entitled to participate in the Company’s bonus plan for senior management (the “SMBP”) and shall be eligible to receive an annual bonus in an amount up to one hundred percent (100%) of Employee’s Base Salary so long as Executive continues to provide active, full-time service through the applicable SMPB bonus period and the date the SMBP is paid. To the extent Employee is not actively employed as a full-time employee for the entire SMPB bonus period due to a disability or approved leave of absence under the Family and Medical Leave Act, Employee shall remain eligible for a pro-rata bonus at the sole discretion of the Compensation Committee of the Board. The amount of the annual bonus payable to Employee for a year (if any) shall be based upon the achievement of certain performance goals established by the Compensation Committee of the Board, in its sole discretion. The Compensation Committee of the Board, in its sole discretion, can pay Employee additional compensation for outstanding performance or achievement. Any bonuses payable pursuant to this Section 4(c) shall be referred to herein as “Performance Bonuses.” If the Employee’s employment shall terminate prior to December 31 of any year for the grounds specified in

Sections 11(d), 11(e), or 11(h), Employee shall remain eligible for a pro-rata bonus for such partial calendar year at the sole discretion of the Compensation Committee of the Board.
d. Expenses. The Company will reimburse Employee, in accordance with the Company’s expense reimbursement policies as may be established from time to time by the Company, for all reasonable travel and other expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may require.
e. Withholding. All payments under this Agreement will be subject to applicable taxes and required withholdings.
f. Equity. After Employee’s employment is terminated and so long as Employee’s employment is not terminated for Cause (as defined in Section 11(c) hereof) and has not breached any of his obligations set forth in Sections 6, 7 and 8 hereof, any restricted stock issuances or stock options grants Employee currently has or may have in the future shall continue to vest until they are fully vested and all existing and future stock option grants will remain exercisable by Employee for the full term of the grant. The Restricted Stock will be subject to the terms and conditions of the Company’s incentive plans, as in effect and as may be amended from time to time in the Company’s sole discretion.
5. Representations of Employee. Employee represents and warrants that he is not, (i) a party to any enforceable employment agreement or other arrangement, whether written or oral, with any past employer, that would prevent or restrict Employee’s employment with the Company; (ii) a party to or bound by any agreement, obligation or commitment, or subject to any restriction, including, but not limited to, confidentiality agreements, restrictive covenants or non-compete and non-solicitation covenants, except for agreements with the Company or its affiliates; or (iii) involved with any professional endeavors which in the future may possibly adversely affect or interfere with the business of the Company, the full performance by Employee of his duties under this Agreement or the exercise of his best efforts hereunder.
6. Confidentiality.
a. Confidential Information. Employee acknowledges that as a result of his employment with the Company, Employee will gain knowledge of, and access to, proprietary and confidential information and trade secrets of the Company and its subsidiaries and affiliates, including, without limitation, (1) the identity of customers, suppliers, subcontractors and others with whom they do business; (2) their marketing methods and strategies; (3) contract terms, pricing, margin, cost information and other information regarding the relationship between them and the persons and entities with which they have contracted; (4) their services, products, software, technology, developments, improvements and methods of operation; (5) their results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; (6) the identity of and compensation paid to their employees, including Employee; (7) their business plans, models or strategies and the information contained therein (8) their sources, leads or methods of obtaining new business; and (9) all other confidential information of, about or concerning the business of the Company and its subsidiaries and affiliates (collectively, the “Confidential Information”). Employee further acknowledges that such information, even though it may be contributed, developed or acquired by Employee, and whether or not the foregoing information is actually novel or unique or is actually known by others, constitutes valuable assets of the Company developed at great expense which are the exclusive property of the Company or its subsidiaries and affiliates. Accordingly, Employee will not, at any time, either during or subsequent to the Term, in any fashion, form or manner, directly or indirectly, (i) use, divulge, disclose, communicate, provide or permit access to any person or entity, any Confidential Information of any kind, nature or description, or (ii) remove from the Company’s or its subsidiaries or affiliates’ premises any notes or records relating thereto, or copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser acoustic or other means) except in the case of both (i) and (ii), (A) as reasonably required in the performance of his services to the Company under this Agreement, (B) to responsible officers and employees of the Company who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, (C) for such information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee, and (D) or as otherwise necessary to comply with the requirements of law, after providing the Company with not less than five (5) days prior written notice of Employee’s intent to disclose. Employee acknowledges that the Company would not enter into this Agreement without assurance that all Confidential Information will be used for the exclusive benefit of the Company. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
b. Return of Confidential Information. Upon request by the Company, Employee will promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, all Confidential Information and other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information, which are in Employee’s possession or control.
7. Intellectual Property. Any and all material eligible for copyright or trademark protection and any and all ideas and inventions (“Intellectual Property”), whether or not patentable, in any such case solely or jointly made, developed, conceived or reduced to practice by Employee (whether at the request or suggestion of any officer or employee of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term which arise from the fulfillment of Employee’s duties hereunder and which may be directly or indirectly useful in the business of the Company will be promptly and fully disclosed in writing to the Company. The Company will have the entire right, title and interest (both domestic and foreign) in all such Intellectual Property, which is the sole property of the Company. All papers, drawings, models, data and other materials relating to any such idea, material or invention will be included in the definition of Confidential Information, will remain the sole property of the Company, and Employee will return to the Company all such papers, and all copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, upon the earlier of the

Company’s request thereof, or the expiration or termination of Employee’ employment hereunder. Employee will execute, acknowledge and deliver to the Company any and all further assignments, contracts or other instruments the Company deems necessary or expedient, without further compensation, to carry out and effectuate the intents and purposes of the Agreement and to vest in the Company each and all of the rights of the Company in the Intellectual Property.
8. Covenants
a. Non-Competition and Non-Solicitation. Employee acknowledges and agrees that Company’s and its subsidiary and affiliated companies (collectively, the “Companies”) existing or contemplated businesses (collectively, the “Business”) are conducted throughout the United States of America and the Commonwealth of Canada (including their possessions, protectorate, and territories, the “Territory”). Until one (1) year following the date of the termination of Employee’s employment with the Company (the “Period of Non-competition” and within the territory), Employee will not (whether or not then employed by the Company for any reason), without the Company’s prior written consent:
(i) directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management, operation or control of, or be connected in any manner through the investment of capital, lending of money, or rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Business;
(ii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded any existing customer or client, or potential customer or client to which the Companies have made a presentation or with which the Companies have been having discussions, to cease doing business with or decrease the amount of business done with or not to hire the Companies, or to commence doing Business with or increase the amount of Business done with or hire another company;
(iii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded the business of any person or entity that is a customer or client of the Companies, or was their customer or client within two (2) years prior to cessation of Employee’s employment by any of the Companies or any of their subsidiaries, for the purpose of competing with the Companies in the Business; or
(iv) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded for employment, or employ or cause or authorize directly or indirectly to be employed, on behalf of Employee or any other person or entity, any individual who is or was at any time within six (6) months prior to cessation of Employee’s employment by the Companies, an employee of any of the Companies.
If Employee breaches or violates any of the provisions of this Section 8, the running of the Period of Non-Competition (but not of any of Employee’s obligations under this Section 8) will be tolled with respect to Employee during the continuance of any actual breach or violation. In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company will be entitled to receive from Employee reimbursement for all attorneys’ and paralegal fees and expenses and court costs incurred by the Companies in enforcing this Agreement and will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profit, monies, accruals or other benefits derived or received, directly or indirectly, by Employee from the action constituting a breach or violation of this Section 8.
b. Exceptions. Utilities and Telecommunications operators (such as NextEra, Verizon, AT&T), cable companies and other non-construction or installation customers of the Company shall not be considered engaged in and competitive with the Business.
c. Consulting. Employee agrees to provide consulting or other services as reasonably requested by the Company and at mutually agreed-upon rates upon his termination of employment with the Company. The terms of any consulting relationship will be governed by a mutually agreed upon consulting agreement signed by the Parties.
9. Reasonable Restrictions. The Parties acknowledge and agree that the restrictions set forth in Sections 6, 7, and 8 of this Agreement are reasonable for the purpose of protecting the value of the business and goodwill of the Companies. It is the desire and intent of the Parties that the provisions of Sections 6, 7, and 8 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portions of Sections 6, 7 or 8 are adjudicated to be invalid or unenforceable, then such section will be deemed amended to delete such provision or portion adjudicated to be invalid or unenforceable; provided, however, that such amendments to apply only with the respect to the operation of such section in the particular jurisdiction in which such adjudication is made.
10. Breach or Threatened Breach. The Parties acknowledge and agree that the performance of the obligations under Sections 6, 7 and 8 by Employee are special, unique and extraordinary in character, and that in the event of the breach or threatened breach by Employee of the terms and conditions of Sections 6, 7 or 8, the Companies will suffer irreparable injury and that monetary damages would not provide an adequate remedy at law and that no remedy at law may exist. Accordingly, in the event of such breach or threatened breach, the Company will be entitled, if it so elects and without the posting of any bond or security, to institute and prosecute proceedings in any court of competent jurisdiction, in law and in equity, to obtain damages for any breach of Sections 6, 7 or 8 or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from breaching or attempting to breach Sections 6, 7 or 8. In the event the Company believes that the Employee has breached Employee’s obligations under Sections 6, 7 or 8, or threatens to do so, it shall promptly provide the Employee written notice of such belief setting forth the basis for its belief and, (unless under exigent circumstances, as determined by the Company at its sole discretion, it would harm the Companies to delay the institution of legal proceedings) five (5) business days to respond to the notice, prior to the initiation of legal proceedings.
11. Termination. The Employee’s employment under this Agreement may be terminated upon the occurrence of any of the events described in, and subject to the terms of, this Section 11:
a. Death. Immediately and automatically upon the death of Employee.

b. Disability. At the Company’s option, immediately upon written notice if Employee suffers a “permanent disability”, meaning any incapacity, illness or disability of Employee which renders Employee mentally or physically unable to perform his duties under this Agreement, with or without reasonable accommodation as required by the Americans with Disabilities Act, for a continuous period of one hundred (100) days, or one hundred twenty (120) days (whether or not consecutive), during the Term, as reasonably determined by the Company.
c. Termination for Cause. At the Company’s option, immediately upon notice to Employee, upon the occurrence of any of the following events (each “Cause”), (i) Employee being convicted of any felony (whether or not against the Company or its subsidiaries or affiliates); (ii) a material failure of Employee to perform Employee’s responsibilities after ten (10) days’ written notice given by an executive officer of the Company to Employee, which notice shall identify the Employee’s failure in sufficient detail and grant Employee an opportunity to cure such failure within such thirty (30) day period; (iii) a breach by Employee of any of his obligations under Sections 6, 7 or 8 hereof; (iv) any material act of dishonesty or other misconduct by Employee which is or could potentially be materially injurious to the Company or any of its subsidiaries or affiliates; (v) a material violation by Employee of any of the policies or procedures of the Company or any of its subsidiaries or affiliates, including without limitation the Code of Business Conduct and Ethics and the Company Handbook, provided, however, that if such violation is curable, then Employee will be given thirty (30) days written notice and the opportunity to cure such violation; or (vi) Employee voluntarily terminates this Agreement or leaves the employ of the Company or its subsidiaries or affiliates for any reason, other than Good Reason as defined in this Section 11.
d. Termination Without Cause. At the Company’s option for any reason other than for Cause or Disability, or no reason, upon five (5) days’ written notice to Employee given by the CEO.
e. Termination With Good Reason. At Employee’s option, Employee may terminate this Agreement and Employee’s employment hereunder with Good Reason upon the occurrence of any of the following: (i) a material diminution in the Employee’s base compensation or benefits (other than a general reduction of benefits that affects all similarly situated executives in substantially the same proportions); (ii) a material adverse diminution in the Employee’s authority, duties, or responsibilities; (iii) a material diminution in the budget over which the Employee retains authority; (iv) a change in the geographic location to one outside Miami-Dade County at which the Employee must perform the services under this Agreement; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Employee delivers notice to the Company within ninety (90) days following the initial existence of one of the conditions specified in clauses (i) through (v) above. The Company shall have a period of thirty (30) days following the Company’s receipt of such notice for the Company to cure the circumstances giving rise to Good Reason. If the Parties cannot agree that the condition alleged to have given rise to Good Cause has been cured, Employee’s employment will terminate on the earlier of the date elected by the Company or the 30th day after notice is received by the Company.
f. Payments After Termination. If Employee’s employment hereunder is terminated for the reasons set forth in Sections 11(a) or 11(b), then Employee or Employee’s estate will receive the Base Salary and any Performance Bonus he may be deemed eligible for in the Compensation Committee of the Board’s sole discretion through the date of death or disability, and all of Employee’s stock options and restricted stock shall immediately vest. If the Company terminates Employee’s employment hereunder for the reasons set forth in Section 11(c), then (i) Employee will receive his Base Salary through the date of termination and (ii) Employee will not have been deemed to have earned, and will forfeit, any eligibility and entitlement that Employee may have to receive any Performance Bonus. If Employee’s employment hereunder is terminated for the reason set forth in Section 11(d) or Section 11(e), then (i) Employee will receive his Base Salary, his Average Performance Bonus (as defined below) and benefits set forth in Section 4(b) hereof (collectively, with the payment of the Base Salary and Average Performance Bonus, the “Severance Benefits”), over a period of twelve (12) months from the date of termination (the “Severance Period”). The “Average Performance Bonus” shall mean the average of the Performance Bonuses the Employee has received during the last three complete calendar years for which Employee was an employee of the Company. Notwithstanding the foregoing, the performance bonus paid to Employee in 2023 with respect to the 2022 calendar year, if applicable, shall be treated as a Performance Bonus for purposes of determining the Average Performance Bonus. The Severance Benefit shall be payable in accordance with the Company’s payroll procedures and subject to applicable withholdings, and subject to Employee complying with the obligations set forth in Sections 6, 7 and 8. Any Severance Benefits payable to Employee also shall be conditioned upon Employee’s execution of a general release of claims in a form to be provided by the Company, and the release becoming effective within 45 days after the date on which Employee’s employment terminates. Payment of any Severance Benefits shall be delayed until the 46th day following the date on which Employee’s employment terminates (the “Payment Commencement Date”), and any Severance Benefits that are so delayed shall be paid on the Payment Commencement Date.
g. General. Notwithstanding anything to the contrary set forth in this Agreement, the provision of payments after termination in accordance with the provisions of Section 11(f) or 11(h), shall not be a bar to the Employee’s continued entitlement from the Company of (i) reimbursements of proper expenses, (ii) expense allowances, (iii) vested benefit and welfare entitlements; (iv) unemployment compensation, (v) workers compensation benefits, (vi) accrued vacation time (if consistent with Company policy), (vii) Base Salary through date of termination, and (viii) and continued vesting of options and restricted stock as may be provided in accordance with the provisions of this Agreement or any incentive plan. Notwithstanding anything in this Agreement to the contrary, if Employee is employed by the Company for an entire calendar year (e.g., the 2023 calendar year) and is terminated for any reason prior to the payment of the Performance Bonus for that year, if any, the Company hereby agrees to pay Employee any Performance Bonus that he would have otherwise been entitled to for that prior year, simultaneous with the payment of such bonuses to the Company’s employees. Upon payment by the Company of the amounts described in Section 11 (as applicable), Employee will not be entitled to receive any further compensation or benefits from the Company.
h. Change in Control. If within twelve (12) months following a Change in Control, as defined in the attached Schedule A, Employee’s employment hereunder is terminated for the reason set forth in Section 11(d) or Section 11(e), then and in that case only, will Employee be entitled to the following:
(1)    all Employee’s stock options and restricted stock then outstanding shall immediately vest, and
(2)  a lump sum equal to the sum of (A) 1.5 times his Base Salary and (B) 1.5 times his Average Performance Bonus; and

(3)    Employee shall continue to receive normal benefits as set out in Section 4(b).
All payments and benefits under this Section 11(h) shall be payable in accordance with the Company’s payroll procedures and subject to applicable withholdings, and subject to Employee complying with the obligations set forth in Sections 6, 7 and 8. All payments and benefits under this Section 11(h) payable to Employee also shall be conditioned upon Employee’s execution of a general release of claims in a form to be provided by the Company, and the release becoming effective within 45 days after the date on which Employee’s employment terminates. Payment of all payments and benefits under this Section 11(h) shall be delayed until the 46th day following the date on which Employee’s employment terminates, and any payments and benefits under this Section 11(h) that are so delayed shall be paid on the 46th day following the date on which Employee’s employment terminates. For the avoidance of doubt, if Employee is eligible for payments and benefits under this Section 11(h), Employee shall not be entitled to the Severance Benefits on account of termination of Employee’s employment hereunder for the reasons set forth in Section 11(d) or Section 11(e).
12. Compliance with Section 409A:
a. General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Employee and on the Company). Notwithstanding the foregoing, the Company does not make any representation to the Employee that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Employee or any beneficiary of the Employee for any tax, additional tax, interest or penalties that the Employee or any beneficiary of the Employee may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
b. Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Employee’s employment shall be made unless and until the Employee incurs a “separation from service” within the meaning of Section 409A.
c. 6 Month Delay for Specified Employees.
(i) If the Employee is a “specified employee”, then no payment or benefit that is payable on account of the Employee’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Employee’s “separation from service” (or, if earlier, the date of the Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment delayed by reason of the prior sentence, and interest on any such delayed payment determined at the rate being paid by the Company on its senior credit facility determined as of the date of termination of the Employee’s employment, shall be paid in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule, and any benefits delayed by reason of the prior sentence, shall be provided at the end of such required delay period.
(ii) For purposes of this provision, the Employee shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Employee is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.
d. No Acceleration of Payments. Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
e. Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
f. Taxable Reimbursements and In-Kind Benefits.
(i) Any reimbursements by the Company to the Employee of any eligible expenses under this Agreement that are not excludable from the Employee’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Employee following the year in which the expense was incurred.
(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Employee, during any taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Employee.
(iii) The right to any Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
g. Tax Gross-Ups. Payment of any tax reimbursements under this Agreement must be made by no later than the end of the taxable year of the Employee following the taxable year of the Employee in which the Employee remits the related taxes.

13. Potential Section 280G Reductions.
a.    Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on the Employee (the “Net After-Tax Amount”) that the Employee would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
b.    Subject to the provisions of this Section 13, all determinations required to be made under this Section 13, including the Net After-Tax Amount, the Reduction Amount and the Payments that are to be reduced pursuant to Section 13(a) and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally accredited accounting firm chosen by the Company in its sole discretion (the “Accounting Firm”), which shall promptly provide detailed supporting calculations both to the Company and the Employee upon request by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) only from Payments that are required to be made in cash, (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero, and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.
14. Miscellaneous.
a. Survival. The provisions Sections 6, 7, 8, 9, 10, 11, 12, 13, and 14 will survive the termination or expiration of this Agreement for any reason.
b. Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to its subject matter and supersedes all prior or contemporaneous agreements or understandings between the parties pertaining to the subject matter of this Agreement, and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, expressed or implied, between the parties other than as set forth in this Agreement.
c. Modification. This Agreement may not be amended or modified, or any provision waived, unless in writing and signed by both parties.
d. Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations of this Agreement will not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.
e. Successors and Assigns. This Agreement may not be assigned, or the duties delegated unless in writing and signed by both parties, except for any assignment by the Company occurring by operation of law or the transfer of substantially all of the Company’s assets. Subject to the foregoing, this Agreement will inure to the benefit of, and be binding upon, the parties and their heirs, beneficiaries, personal representatives, successors and permitted assigns.
f. Notices. Any notice, demand, consent, agreements, request, or other communication required or permitted under this Agreement will be in writing and will be, (i) mailed by first-class mail, registered or certified, return receipt requested, postage prepaid, (ii) delivered personally by independent courier, or (iii) transmitted by facsimile, to the parties at the addressee as follows (or at such other addresses as will be specified by the parties by like notice). If to Employee, then to:
If to the Company, then to:
MasTec, Inc.
Douglas Entrance, 12th Floor
800 Douglas Road
Coral Gables, Florida
Attn: Legal Department
Facsimile: 305-406-1907
If to the Employee, then to:
Paul DiMarco
2506 North Greenway Drive
Coral Gables, FL 33134
Each party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication that is mailed, hand delivered or transmitted in the manner described above will be deemed received for all purposes at such time as it is delivered to the addresses (with the return receipt, the courier delivery receipt or the telecopier answer back confirmation being deemed conclusive evidence of such delivery) or at such time as deliver is refused by the addressee upon presentation.
g. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability will not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable will be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.
h. Counterparts. This Agreement may be executed in any number of counterparts, and all counterparts will collectively be deemed to constitute a single binding agreement.
i. Governing Law; Venue. This Agreement will be governed by the laws of the State of Florida, without regard to its conflicts of law principles. Employee consents to the jurisdiction of any state or federal court located within Miami-Dade County, State of Florida, agrees that such courts shall be the exclusive jurisdiction for any suit, action, or legal proceeding arising directly or indirectly out of this Agreement, and consents that all service of process may be made by registered or certified mail directed to Employee at the address in Section 13(f) of this Agreement. Employee waives any objection which Employee may have based on lack of personal jurisdiction or improper venue or forum non conveniens to any suit or proceeding instituted by the Company under this Agreement in any state or federal court located within Miami-Dade County, Florida and consents to the granting of such legal or equitable relief as is deemed appropriate by the court. This provision is a material inducement for the Company to enter into this Agreement with Employee.
j. Participation of Parties. The parties acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through execution. Therefore, the parties agree that this Agreement will be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.
k. Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties will be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.
l. Waiver of Jury Trial. BOTH THE COMPANY AND EMPLOYEE IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT.
m. Right to Setoff. The Company will be entitled, in its discretion and in addition to any other remedies it may have in law or in equity, to set-off against any amounts payable to Employee under this Agreement or otherwise the amount of any obligations of Employee to the Company under this Agreement that are not paid by Employee when due. In the event of any such setoff, the Company will promptly provide the Employee with a written explanation of such setoff, and an opportunity to register a written protest thereof.
n. Indemnification. The Company will indemnify, defend and hold harmless the Employee of and from all costs, judgments, fines, penalties and expenses (including attorneys’ fees and court costs) which the Employee incurs or for which Employee becomes liable in connection with any third party cause of action, complaint, action or proceeding (collectively, “Claims”) arising out of or relating to Employee’s performance of services for the Company or any of its subsidiaries or affiliated companies, except to the extent such Claims arise out of or relate to the Employee’s misconduct, fraud or gross negligence. The Company agrees that during the Term, it shall maintain Directors & Officers liability insurance in an amount comparable to coverage currently held by the Company to meet its indemnification obligations under this section. To the fullest extent permitted by law, the Company shall reimburse Employee for any reasonable and necessary costs and expenses incurred by Employee in connection with defending such third-party claims, provided that Employee is entitled to be reimbursed for such costs and expenses under the terms of this Section 14(n).
o. Litigation: Prevailing Party. In the event of any litigation, administrative proceeding, arbitration, mediation or other proceeding with regard to this Agreement, the prevailing party will be entitled to receive from the non-prevailing party all court costs and all reasonable fees and expenses of counsel and paralegals for the prevailing party as determined by a court of competent jurisdiction.
p. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

EXECUTED as of the date set forth in the first paragraph of this Agreement.

EMPLOYEE

/s/ Paul DiMarco
Paul DiMarco

MASTEC, INC.

By:	/s/ Jose Mas
Jose Mas, Chief Executive Officer

SCHEDULE A
“Change in Control” shall mean the occurrence of one of the following events:

(a)
Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding the Company, and “parent” or “subsidiary” of the Company, or any employee benefit plan of the Company) of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any “parent” or “subsidiary” of the Company, to constitute actual or beneficial owner of 51% or more of the Common Stock;

(b)
Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company or of any “subsidiary” of the Company to a Person described in subsection (a) above, but only if such transaction occurs without approval or ratification by a majority of the members of the Board; or

(c)
Substantial Change of Board Members. During any fiscal year of the Company, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

For purposes of this Section, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.